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                                                             EXHIBIT 15
        Kinetic Concepts, Inc.
        San Antonio, Texas

        Gentlemen:

        Re:     Registration Statement Nos. 33-26673, 33-26674

        With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 28, 1994 related to our review of interim financial information.

        Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                        Very truly yours,

                                        KPMG PEAT MARWICK LLP






        San Antonio, Texas
        November 14, 1994